Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

New York REIT, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-197362) on Form S-8 and the registration statements (No. 333-213804, No. 333-213858, No. 333-215276) on Form S-3 of New York REIT Inc. (the Company) of our reports dated March 1, 2018, with respect to the consolidated statement of net assets (liquidation basis) of the Company as of December 31, 2017, the related consolidated statement of changes in net assets (liquidation basis) for the year then ended, the consolidated balance sheet (going concern basis) as of December 31, 2016 and the related consolidated statements of operations and comprehensive loss (going concern basis), changes in equity (going concern basis) and cash flows (going concern basis) for each of the years in the two-year period ended December 31, 2016, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

/s/ KPMG LLP

New York, New York

March 1, 2018